Exhibit 99.1

Contact:	Richard S. Martin
Chief Financial Officer
(800) 322-2644, x1907

Diane Caldwell
Investor Relations
(800) 322-2644, x1954

FOR IMMEDIATE RELEASE

SDI ANNOUNCES EXTENSION OF STOCK REPURCHASE PROGRAM

Bensalem, PA – June 04, 2004 – SDI (Strategic Distribution, Inc.—Nasdaq: STRD), a leading provider of MRO supply chain management services, today announced that the Company’s Board of Directors has authorized the extension of its 2003 stock repurchase program by approving the repurchase of up to 1,000,000 shares of Strategic Distribution Common Stock.  The 2003 stock repurchase program was due to expire June 19, 2004. The new program will begin immediately and is expected to continue for a period of one year unless further extended by the Company’s Board.

The repurchase program permits Strategic Distribution to buy its shares from time to time in the open market or in privately negotiated transactions, at management’s discretion, in accordance with applicable securities laws and regulations.  The purchases will be funded from the Company’s available cash and the repurchased shares will be held in treasury.

SDI’s President and Chief Executive Officer, Don Woodring, commented on the extension of the repurchase program stating, “We continue to maintain a strong cash position and believe that the repurchase of our shares is a prudent use of some of those funds.”

SDI helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs.  Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of maintenance, repair and operating (MRO) materials.  Additional information about SDI can be found on the company’s Web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company’s actual results could differ materially from those set forth in the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2003 annual report as filed on Form 10-K with the Securities and Exchange Commission.

- SDI -